UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2007

MEXICAN RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-28234	76-0493269
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1135 EDGEBROOK, HOUSTON, TEXAS 77034-1899
(Address of principal executive offices)                                                                                     (Zip Code)

(Registrant's telephone number, including area code): (713) 943-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  On August 31, 2007, Mexican Restaurants, Inc. issued a press release announcing that Christopher Smith has joined the Company as Senior Vice President for Mission Burritos, the Company’s fast casual concept.  The Board of Directors elected Mr. Smith effective August 30, 2007 at their August 17, 2007 Board meeting,

Mr. Smith, age 46, has extensive experience in the restaurant industry, formerly serving as Vice President-Operations for Star Concessions, Ltd. from February 2006 to August 2007 and in various positions with Chipotle Mexican Grill from 1998 to 2005, most recently as Operations Director - Texas.

There are no family relationships between Mr. Smith and any director, executive officer or nominee for executive officer or director of the Company, and the Company has not had any transaction or proposed transaction with Mr. Smith or any of his family members prior to his appointment.

In connection with his appointment, Mr. Smith is to receive a restricted stock grant of 10,000 shares of common stock, with 2,000 shares to vest upon commencement of employment and the balance to vest in 25% increments over the next four years, and a stock option grant of 20,000 shares of common stock, to vest in 20% annual increments beginning on the first anniversary of his start date.  In addition, Mr. Smith will receive an award of 40,000 performance units which vest if there is a business combination on or before August 30, 2012 involving the Company at a per share price of $20 or greater.

A copy of the press release describing Mr. Smith’s appointment is attached as Exhibit 99.1 hereto.

Item 9.01.               Financial Statements and Exhibits.

(c)           Exhibits.

The following is attached as Exhibit 99.1 to this Current Report on Form 8-K:

99.1           Mexican Restaurants, Inc. press release dated August 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEXICAN RESTAURANTS, INC.

Date: September 5, 2007	By: /s/ Andrew J. Dennard
Name: Andrew J. Dennard Title: Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Mexican Restaurants, Inc. press release dated August 31, 2007